Exhibit 99.3

Unaudited Pro forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information presented herein gives effect to the following transactions, which we refer to as the “Transactions”:

1)

the acquisition by Glatfelter Corporation (the “Company”), of the outstanding equity interests of Georgia-Pacific Mt. Holly LLC, (the “G-P U.S. Nonwovens Business”) pursuant to the previously announced Share Purchase Agreement, dated January 5, 2021 (the “Purchase Agreement”), between the Company and GPPC Equity Holdings LLC which we refer to as the “Acquisition”; and

2)	our incurrence of additional indebtedness under our existing revolving credit facility and our application of the borrowings plus cash on hand to fund the Acquisition.

The Acquisition includes the G-P U.S. Nonwovens Business, which operates an  airlaid manufacturing operation, located in Mount Holly, North Carolina, that produces high-quality airlaid products focused on wipes and tabletop materials and a nonwovens product development operation located in Memphis, Tennessee. The Acquisition includes approximately 140 people employed at both facilities.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2020 and for the three month period ended March 31, 2021, give effect to the Transactions as if they occurred on January 1 of the respective period presented. The unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Transactions as if they had occurred on March 31, 2021.

The Acquisition is accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 805, “Business Combinations” (“FASB ASC 805”). Under the acquisition method of accounting, the total purchase price for the Acquisition is allocated to the assets acquired and liabilities assumed based upon estimates of fair value. The unaudited pro forma adjustments reflected herein are based upon preliminary available information and assumptions that we believe are reasonable under the circumstances and which are described in the accompanying notes. These preliminary estimates may change upon finalization of appraisals and valuation studies. Therefore, the final allocations may differ materially from the estimates used to prepare these pro forma combined financial statements.

You should read the unaudited pro forma combined financial statements in conjunction with our audited consolidated financial statements on in our Annual Report on Form 10-K for the year ended December 31, 2020, our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2021 included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, the audited financial statements of the G-P U.S. Nonwovens Business for the year ended December 31, 2020 filed as Exhibit 99.1 to the Current Report on Form 8-K/A and the unaudited combined financial statements for the three months ended March 31, 2021 filed as Exhibit 99.2 to the Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations and financial position would have been had the Transactions actually occurred on the dates indicated, and it is neither representative of nor projects our results of operations for any future period or our financial condition at any future date. In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve as a result of the acquisition of the G-P U.S. Nonwovens Business, the costs to integrate the operations of the G-P U.S. Nonwovens Business or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The presentation of certain items in the G-P U.S. Nonwovens Business historical financial statements have been conformed to our presentation for purposes of the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2020

	Historical
In thousands, except per share	Glatfelter	G-P U.S. Nonwovens Business (1)	Transaction Accounting Adjustments		Glatfelter Pro Forma Combined
Net sales	$916,498	$101,169	$—		$1,017,667
Costs of products sold	768,629	80,497	1,087	(2)	850,213
Gross profit	147,869	20,672	(1,087)		167,454
Selling, general and administrative expenses	100,045	9,879	1,818	(3)	111,742
Gains on dispositions of plant, equipment and timberlands, net	(1,332)	545	—		(787)
Operating income	49,156	10,248	(2,905)		56,499
Non-operating income (expense)
Interest expense	(7,022)	—	(2,162)	(4)	(9,184)
Interest income	399	—	—		399
Pension settlement	(6,154)	—	—		(6,154)
Other, net	(4,020)	(123)	—		(4,143)
Total non-operating expense	(16,797)	(123)	(2,162)		(19,082)
Income (loss) before income taxes	32,359	10,125	(5,067)		37,417
Income tax provision (benefit)	11,576	3,061	(1,267)	(5)	13,370
Income (loss) from continuing operations	$20,783	$7,064	$(3,800)		$24,047

Earnings per share
Basic	$0.47				$0.54
Diluted	0.47				0.54

(1)	Represents the G-P U.S. Nonwovens Business financial information adjusted to conform the presentation to that of Glatfelter.

(2)	Represents the following:

a.

A $957 thousand increase in depreciation expense due to the difference in the bases of depreciable assets together with a change in the estimated lives resulting from the application of the FASB ASC 805 to account for the Acquisition; and

b.	Lease expense of $130 thousand due to the application of FASB ASC No. 842, “Leases” (“FASB ASC 842”), to account for the lease of a building in connection the Acquisition.

(3)	Represents amortization expense totaling $1,818 thousand resulting from the application of FASB ASC 805 to account for the Acquisition.

(4)

Represents additional interest expense as a result of incremental borrowings under our existing revolving credit facility in connection with the Acquisition. The assumed interest rate is 1.35%. A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our annual interest expense of $200 thousand.

(5)	Represents the tax effect of the pro forma adjustments based on the effective tax rates of the jurisdiction in which the transactions would have taken place.

The amounts set forth above for Glatfelter’s historical financial information include one-time costs totaling $1,567 thousand that are directly related to the Acquisition and are not expected to recur in future periods beyond the closing of the Acquisition. These costs primarily include legal, accounting and related costs associated with the Acquisition. The following table sets forth the certain Glatfelter Pro Forma Combined information adjusted to exclude these one-time costs:

in thousands		per diluted share
Income (loss) from continuing operations	$24,047	$0.54
Add back one-time costs, net of tax	1,175	0.03
Adjusted Glatfelter Pro Forma Combined	$25,222	$0.57

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended March 31, 2021

	Historical
In thousands, except per share	Glatfelter	G-P U.S. Nonwovens Business (1)	Transaction Accounting Adjustments		Glatfelter Pro Forma Combined
Net sales	$225,674	$20,957	$—		$246,631
Costs of products sold	186,378	17,215	247	(2)	203,840
Gross profit	39,296	3,742	(247)		42,791
Selling, general and administrative expenses	22,827	2,077	455	(3)	25,359
Gains on dispositions of plant, equipment and timberlands, net	(850)	—	—		(850)
Operating income	17,319	1,665	(702)		18,282
Non-operating income (expense)
Interest expense	(1,531)	—	(540)	(4)	(2,071)
Interest income	20	—	—		20
Other, net	(224)	—	—		(224)
Total non-operating expense	(1,735)	—	(540)		(2,275)
Income (loss) before income taxes	15,584	1,665	(1,242)		16,007
Income tax provision (benefit)	7,190	408	(311)	(5)	7,287
Income (loss) from continuing operations	$8,394	$1,257	$(931)		$8,720

Earnings per share
Basic	$0.19				$0.20
Diluted	0.19				0.19

(1)	Represents the G-P U.S. Nonwovens Business historical financial information adjusted to conform the presentation to that of Glatfelter.

(2)	Represents the following:

a.

A $214 thousand increase in depreciation expense due to the difference in the bases of depreciable assets together with a change in the estimated lives resulting from the application of the FASB 805 to account for the Acquisition; and

b.	Lease expense of $33 thousand due to the application of FASB ASC 842 to account for the lease of a building in connection the Acquisition.

(3)	Represents amortization expense totaling $455 thousand resulting from the application of FASB ASC 805 to account for the Acquisition.

(4)

Represents additional interest expense as a result of incremental borrowings under our existing revolving credit facility in connection with the Acquisition. The assumed interest rate is 1.35%. A change of 0.125% in the assumed interest rate for the borrowings under our existing revolving credit facility would have an incremental effect on our annual interest expense of $200 thousand.

(5)	Represents the tax effect of the pro forma adjustments based on the effective tax rates of the jurisdiction in which the transactions would have taken place.

The amounts set forth above for Glatfelter’s historical financial information include one-time costs totaling $603 thousand that are directly related to the Acquisition and are not expected to recur in future periods beyond the closing of the Acquisition. These costs primarily include legal, accounting and related costs associated with the Acquisition. The following table sets forth the certain Glatfelter Pro Forma Combined information adjusted to exclude these one-time costs:

in thousands		per diluted share
Income (loss) from continuing operations	$8,720	$0.19
Add back one-time costs, net of tax	452	0.01
Adjusted Glatfelter Pro Forma Combined	$9,172	$0.20

Unaudited Pro Forma Condensed Combined Balance Sheet

as of March 31, 2021

	Historical
In thousands	Glatfelter	G-P U.S. Nonwovens Business (1)	Transaction Accounting Adjustments		Glatfelter Pro Forma Combined
Assets
Cash and cash equivalents	$87,366	$—	$(10,733)	(2)	$76,633
Accounts receivable, net	126,507	11,474	—		137,981
Inventories	203,333	9,150	500	(3)	212,983
Prepaid expenses and other current assets	45,844	395	—		46,239
Total current assets	463,050	21,019	(10,233)		473,836

Plant, equipment and timberlands, net	523,428	92,576	7,922	(3)	623,926
Goodwill	157,341	20,057	11,846	(3)	189,244
Intangible assets, net	76,182	—	20,000	(3)	96,182
Other assets	47,878	—	8,041	(3)	55,919
Total assets	$1,267,879	$133,652	$37,576		$1,439,107

Liabilities and Shareholders' Equity
Current portion of long-term debt	$23,942	$—	$—		$23,942
Short-term debt	11,725	—	—		11,725
Accounts payable	115,456	2,603	—		118,059
Dividends payable	6,001	—	—		6,001
Environmental liabilities	3,600	—	—		3,600
Other current liabilities	75,005	515	353	(3)	75,873
Total current liabilities	235,729	3,118	353		239,200

Long-term debt	271,079	—	160,000	(5)	431,079
Deferred income taxes	75,387	13,936	(13,936)	(3)	75,387
Other long-term liabilities	114,623	69	7,688	(3)	122,380
Total liabilities	696,818	17,123	154,105		868,046

Commitments and contingencies	—	—	—		—

Shareholders’ equity
Common stock	544	—	—		544
Capital in excess of par value	62,576	116,529	(116,529)	(4)	62,576
Retained earnings	725,756	—	—		725,756
Accumulated other comprehensive loss	(68,493)	—	—		(68,493)
	720,383	116,529	(116,529)		720,383
Less cost of common stock in treasury	(149,322)	—	—		(149,322)
Total shareholders’ equity	571,061	116,529	(116,529)		571,061
Total liabilities and shareholders’ equity	$1,267,879	$133,652	$37,576		$1,439,107

(1)	Represents the G-P U.S. Nonwovens Business historical financial information adjusted to conform to the presentation to that of Glatfelter.

(2)	Reflects the use of $10,993 thousand of Glatfelter’s cash on hand to partially fund the Acquisition.

(3)	The pro forma adjustments reflect the Acquisition and allocation of the purchase price adjustments as follows:
Purchase price	$170,733
Less book value of net assets acquired	(116,529)
Purchase price in excess of book value of net assets acquired	$54,204

The following sets forth the preliminary allocation of the purchase price in excess of the book value of net assets acquired assuming the Acquisition occurred as of March 31, 2021:

Inventory	$500
Property, plant and equipment	7,922
Intangible assets - customer relationships	20,000
Goodwill	11,846
Other assets	8,041
Total assets	48,309
Other current liabilities	353
Deferred income taxes	(13,936)
Other long-term liabilities	7,688
Total liabilities	(5,895)
Total preliminary purchase price allocation	$54,204

The Acquisition agreement provides for a purchase price of $175 million, subject to an adjustment based on the closing date working capital of the G-P U.S. Nonwovens Business, an amount of which has not yet been agreed. The preliminary purchase price allocation set forth above is based on a preliminary working capital adjustment of $4.0 million.

We are in the process of completing valuations necessary to account for the Acquisition in accordance with the acquisition method of accounting set forth in FASB ASC 805 including independent appraisals. In calculating the pro forma adjustments, the purchase price has been allocated on a preliminary basis. Therefore, the purchase price allocation is subject to change, and such changes could be material. The preliminary allocation of the purchase price set forth in the unaudited pro forma condensed combined balance sheet assumes the excess of book value will be allocated as set forth above, an assumption we believe is reasonable based on information presently available to us. The allocation shown above includes an allocation to identified intangible assets consisting of customer relationships. In addition, for purposes of the pro forma financial information set forth above, the book value of net assets acquired is as of March 31, 2021. Any change in the amount of net assets acquired from the amount presented above will affect the amount of goodwill recognized.

For purposes of presenting depreciation and amortization expense in the unaudited pro forma condensed combined statement of income, fixed assets and intangible assets are assumed to have an average remaining useful life of 16 years and 11 years, respectively. Expense is recognized on a straight-line basis.

The amount presented as “Other Assets”, “Other current liabilities” and “Other long-term liabilities” reflects the application of FASB ASC 842 to record the net present value of lease obligations and the corresponding right of use assets related to operating leases.

(4)	Reflects the elimination of the equity of the G-P U.S. Nonwovens Business in accordance with FASB ASC 805.

(5)	Reflects additional borrowings under Glatfelter’s existing revolving credit facility to partially fund the Acquisition.